                                                                       EXHIBIT 1

                                                  *REVISIONS ARE TO PAGES 6, 10,
                                                   37, 40, 42, 45, 46, 52 AND 54

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY

WILLIAM M. STRASSBURGER,          :
                                  :
          Plaintiff,              :
                                  :
        v.                        :         C.A No. 14267
                                  :
MICHAEL M. EARLEY, LUTHER A.      :
HENDERSON, JOHN C. STISKA,        :
N. RUSSELL WALDEN, and            :
TRITON GROUP, LTD., a             :
Delaware corporation,             :
                                  :
          Defendants,             :
                                  :
       and                        :
                                  :
RIDGEWOOD PROPERTIES, INC.,       :
a Delaware corporation,           :
                                  :
          Nominal Defendant.      :

                                    O P I N I O N

                      Date Submitted:     September 24, 1999

                      Date Issued:          January 24, 2000

                      DATED REVISED:        JANUARY 27, 2000*

Craig B. Smith and Charles E. Butler, Esquires, of SMITH, KATZENSTEIN & FURLOW LLP, Wilmington, Delaware; Attorneys for Plaintiff

Stephen E. Jenkins, Esquire of ASHBY & GEDDES, Wilmington, Delaware; Phillip S. McKinney, Esquire, or ROGERS & HARDIN, Atlanta, Georgia; Attorneys for Defendant Luther Henderson and Nominal Defendant Ridgewood Properties, Inc.

John T. Dorsey, Esquire, of RICHARDS, LAYTON & FINGER, Wilmington, Delaware; Attorneys for Defendant N. Russ Walden

Michael D. Goldman, James F. Burnett and Matthew E. Fischer, Esquires, of POTTER, ANDERSON & CORROON LLP, Wilmington, Delaware; Attorneys for Defendants Michael M. Earley, John C. Stiska and Triton Group, Inc.



JACOBS, VICE CHANCELLOR

         In August, 1994, at a time when it was desperately short of cash, Ridgewood Properties, Inc., a Delaware corporation ("Ridgewood" or "the Company") repurchased 83% of its outstanding common stock from its two largest stockholders -- Triton Group, Ltd. ("Triton") and Hesperus Limited Partners ("Hesperus"). To finance those repurchases, Ridgewood had to sell its principal operating assets. At issue in this post-trial Opinion is whether those repurchases constituted a breach of the fiduciary duty of loyalty owed by Ridgewood's board of directors to the Company and its minority stockholders.

         The plaintiff, who is a Ridgewood stockholder suing derivatively,(1) claims that the repurchases constituted a breach of fiduciary duty because they had no purpose other than to benefit one person -- N. Russell Walden ("Walden") -- Ridgewood's President, a director, and the Company's third large stockholder -- by increasing Walden's stock ownership interest from 6.9% to a 55% position of absolute majority control. The plaintiff also claims that those transactions were highly unfair to Ridgewood's remaining stockholders and also a waste of corporate assets.

         The case was tried on April 19-21, 1999. This is the Court's post-trial



------------------------
         (1) All counts of the complaint except one were derivative; the remaining Count purported to assert a class action claim. A class was certified, but the Court later granted the defendants' motion to dismiss the class action count, leaving only the derivative claims.

Opinion on the merits. For the reasons discussed below, the Court finds that the repurchase transactions constituted breaches of fiduciary duty owed by the directors to Ridgewood's minority shareholders, and that therefore, the plaintiffs have established their entitlement to relief.

                               I. THE FACTS(2)

A. THE PARTIES

         Ridgewood is a small publicly-held real estate company that was formed in 1985 by a stock spin off of certain real estate interests of Pier 1, Inc. ("Pier 1"). At the time of the spin off, Intermark, Inc., Triton's corporate predecessor, held 48% of Pier 1's stock. After the spin off, Intermark (Triton)(3) ended up as Ridgewood's controlling stockholder. Share repurchases that Ridgewood conducted between 1985 and 1992 enlarged Triton's stock ownership to a 74.4% controlling interest.

         Following the 1985 spin off, Walden became Ridgewood's President and a member of its board of directors, and has served in both capacities ever since. As of August 1994, the time of the challenged repurchase transactions, Ridgewood's


-------------------------------
         (2) Many underlying facts are undisputed, but where there are disputes the facts are as found herein.

         (3) Intermark changed its name to Triton Group, Ltd. in 1993. For ease of reference, Intermark and Triton are referred to interchangeably as "Triton."


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other directors were Luther A. Henderson, Michael M. Earley and John C. Stiska,
who, together with Walden and Triton, are the defendants in this action. Earley and Stiska were senior executives of Triton and served as Triton's designees to the Ridgewood Board. Henderson, who was not affiliated with Triton, was a co-founder and former Chairman and CEO of Pier 1, and had been a board member of Ridgewood's predecessor since 1981.

         As of August 1994 Ridgewood's three largest stockholders were Triton, (which owned 74.4% of Ridgewood's outstanding shares), Hesperus (which owned 9%), and Walden (who owned 6.9%). The remaining 9.7% of Ridgewood's shares were owned by members of the public. It is undisputed that Triton and Hesperus were not affiliated or otherwise connected in any relevant way.

         Ridgewood's business was developing and selling real estate, and its assets consisted of raw land and "operating properties." Ridgewood would develop vacant land and then sell it, realizing net profits only upon the eventual sale of the developed land. After the 1985 spin off, an important element of Ridgewood's business was to purchase partially developed mobile home parks, complete their development (i.e., sell enough units to fill the parks), and then sell the developed mobile home parks to an operator.


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         By the beginning of 1994, many of Ridgewood's valuable real estate assets had been sold. At that point the company had only two hotels, five mobile parks, and several parcels of vacant land that had been for sale for several years. Because of a scarcity of operating properties and adverse developments in the mobile home market, Ridgewood could not sustain itself on operating revenues alone, and had to sell its inventory of vacant land to meet expenses.(4) In December, 1993 Ridgewood had borrowed $500,000 from Triton to pay expenses. By February, 1994 Ridgewood's equity per share had declined to $9.46 -- down from $10.51 in August, 1993. At that time Walden was reporting to his fellow board members that:

               Cash is a serious concern. Poor performance at the hotels, combined with no home sales, has left us nearly destitute. If we don't get the apartment sale closed in early March, we may be in deep dog droppings.(5)






--------------------------------
         (4) As defendants explain it, although the business of developing and selling mobile home parks was initially profitable, by the early 1990s changes in the Florida real estate market had made it increasingly difficult to complete the parks and operate the parks cost effectively. As a result, defendants claim, in 1993 Ridgewood decided to exit the business.

         (5) Joint Trial Exhibit ("JTX") 1 at 2.


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B. TRITON'S FINANCIAL DIFFICULTIES AND
   ITS EVENTUAL DECISION TO LIQUIDATE

         During the early 1990s, Ridgewood's controlling stockholder, Triton, was also experiencing significant financial difficulty. In late 1992, Triton filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. In the reorganization that followed, Triton merged with a subsidiary, and the bondholders of both entities became the equity owners of the merged company. In 1993, two months after Triton emerged from bankruptcy, Triton sent to its stockholders a letter advising them that management no longer believed that the company had "reason to exist indefinitely as a publicly traded vehicle," and that Triton would attempt to return "as much real value to our stockholders over a short period of time."(6) Triton management (which included Stiska and Earley) further advised that Triton's plan involved delivering value to its shareholders in the form of cash and liquid securities, and that it would take about two years to complete.

         Triton began negotiating arrangements with the managements of its more valuable holdings over how Triton would exit those investments. At a Triton board of directors meeting held in October 1993, Stiska advised the board that


-------------------------------------
         (6) JTX 2 at 1.


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Triton would be giving increased attention to its Ridgewood investment, from which Triton hoped to realize $13 million to $16 million in value over the next two years.(7) Shortly thereafter, Stiska and Earley asked Walden to prepare a plan that would "get Triton out of Ridgewood within two years -- by liquidation, sale or whatever."(8)

         None of these developments came as a surprise to Walden, who had been closely following Triton's financial problems for some time. Walden had every reason to be concerned about Triton's continued majority stock investment in
Ridgewood: Walden's Ridgewood stock represented 65% of his net worth. Furthermore, he depended on Ridgewood for his livelihood. Walden's compensation package included a $200,000 annual salary, company-financed insurance policy and a private club membership, a post-employment contract that would pay his salary for a specified period, and a supplemental retirement plan that would pay him $100,000 annually for life, plus cash bonuses. As time went on, Walden became concerned that Triton's financial problems would cause Triton either to liquidate Ridgewood's assets or sell its controlling interest in Ridgewood to a "bone picker" short term investor that would liquidate Ridgewood at "fire

----------------------------------------
         (7) JTX 3 at 7.

         (8) JTX 5; Trial Transcript ("Tr.") at 313.


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sale" prices.

         That concern prompted Walden to develop his own plan that would enable Triton to exit its investment in Ridgewood yet also (in defendants' words) protect "the long term interests of Ridgewood and its minority stockholders."(9) As it turned out, however, the plan that Walden ultimately negotiated, and that was eventually approved and carried out, did little to protect or benefit any Ridgewood stockholders other than Triton, Hesperus, and Walden.

C. THE RIDGEWOOD BOARD'S CONSIDERATION
   OF ALTERNATIVES AND ITS RESPONSE TO TRITON

         The eventual solution to the Triton problem was that Ridgewood repurchased the 74.4% and 9% blocks of its stock held, respectively, by Triton and Hesperus. The defendants claim that before adopting that solution they considered and rejected several alternatives. Whether or not those alternatives were in fact considered, and the reasons why they were rejected, are disputed issues. To resolve those issues, I pause at this point to discuss the "non-repurchase" alternatives.

         The defendants claim that Walden first proposed that Triton distribute its block of Ridgewood shares to its shareholders. That, according to Mr. Walden,


------------------------
         (9) Def. Answering Postrial Br. ("Def Br.") At 11.


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would increase the liquidity of Ridgewood's stock, which for years had not been actively traded,(10) and would also eliminate Triton's control over Ridgewood's destiny. According to defendants, this share distribution proposal was rejected as unworkable because in any spin-off of Triton's Ridgewood shares, the much larger Triton shareholder base would result in each Triton stockholder receiving only a small number of Ridgewood shares.

         This portrayal of the facts lacks persuasive support. No document of record evidences that this proposal was in fact made (or when it was made) by Ridgewood, or that the proposal was in fact considered and rejected by Triton. Moreover, this "stock distribution" scenario was never mentioned during discovery and surfaced for the first time in the defendants' trial testimony. Also suspect is the defendants' stated reason for rejecting the share distribution proposal. If in fact the only obstacle to a share distribution was the small number of Ridgewood shares relative to the Triton shareholder base, an obvious solution would have been to split the Ridgewood stock into whatever number of shares would suffice to overcome that problem. Indeed, three months after the


--------------------------------
         (10) Ridgewood's stock was delisted from NASDAQ because of low trading volume. After it was delisted, Ridgewood stock traded through the "pink sheets." Defendants concede that at the time of the challenged transactions, Ridgewood stock was not actively traded. Def. Br. at 9, n. 6.


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
challenged repurchases closed, Ridgewood did precisely that -- in late October 1994, it effectuated a 3 for 1 stock split. No explanation is offered for why that possible solution was never considered or proposed in late 1993. For these reasons the defendants have not persuaded me that a share distribution was an alternative that Ridgewood's board in fact considered or proposed.(11)

         Similarly unpersuasive is the defendants claim that they also considered liquidating Ridgewood, but that Walden rejected this alternative because he believed a complete liquidation within a relatively short time frame would force Ridgewood to accept "...'fire sale' prices" for many of its assets. The only evidence cited in support of this rejected liquidation scenario is a memorandum from Walden to Earley and Stiska, unilaterally communicating Walden's point of view. There is no evidence that the full Ridgewood board ever met, formally or informally, and collectively considered this alternative, and the testimony of Earley and Henderson affirmatively shows that the board did not.(12)

         A third alternative the defendants claim to have considered was a pro rata

----------------
         (11) The defendants concede that the Triton repurchase transaction is subject to the entire fairness standard of review and that as a result the defendants have the burden of persuasion. As discussed elsewhere in this Opinion, the Court determines that the defendants must carry the burden of proving the entire fairness of both the Triton and the Hesperus transactions.

         (12) Earley testified that liquidation was never "actively proposed by us or discussed as an alternative." JTX 56 at 82. Henderson testified that he did not "recall that [the board] ever discussed liquidating [Ridgewood]." JTX 55 at 117.


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self-tender by Ridgewood for its own shares. That alternative does appear to have been discussed, but whether it was formally considered by all the directors meeting collectively as a board is not clear.(13) Be that as it may, the evidence shows that Triton favored this form of transaction because it would provide Triton with immediate cash yet still allow Triton to continue its large equity participation in Ridgewood. A self-tender would, moreover, afford liquidity to all shareholders on an equal (pro rata) basis. That alternative was rejected, nonetheless, because in Walden's view, "such an approach ... [would not] accomplish one of the goals that management had in mind, which was eliminating the overhang of the 74 percent shareholder."(14)

         The fourth and final alternative the Ridgewood board considered was a cash dividend to all Ridgewood shareholders. That approach, like the self-tender, would deliver cash to all shareholders on a pro rata basis. Triton also favored this alternative because it would provide Triton with cash yet allow Triton to maintain its controlling equity position in Ridgewood. This alternative was also rejected because Walden was unwilling to approve any transaction that did not eliminate

----------------
         (13) Although the defendants quote Earley's and Henderson's views on that issue, they omit reference to Henderson's testimony that he did not recall a specific discussion of this alternative with Walden, Stiska or Earley about this subject. JTX 55 at 71-75, 79.

         (14) Tr. at 257; see also,  JTX 15; Tr. at 68, 210, 257, 282.


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Triton as a Ridgewood shareholder.(15) By this process of elimination Walden and the other directors ultimately came to focus upon their final alternative -- a repurchase by Ridgewood of Triton's control block of Ridgewood shares.

D. EVENTS LEADING UP TO
   THE STOCK REPURCHASES

     1. THE SALE OF THE MOBILE HOME PARKS

     From a financial perspective 1994 was the least propitious time for Ridgewood to repurchase Triton's 74.4% control block. Ridgewood desperately needed cash, but it lacked sufficient money to finance its own operations let alone repurchase Triton's controlling interest. To raise cash of that magnitude, Ridgewood would have to sell significant assets, which ultimately is what it did. By January 1994, when Walden formally proposed a plan to "take out" Triton for $10.2 million (approximately $7 per share), it had already been decided that the purchase price would be raised by selling Ridgewood's five mobile home parks. Indeed, by then Walden had received an offer from Clayton Homes of Tennessee to buy the mobile home parks for $12.6 million.

     Walden communicated his $7 per share proposal to Triton, which responded negatively because (as Stiska and Earley told Walden) Triton wanted $12 million

----------------
         (15) JTX 56 at 60-61.


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for its Ridgewood stock. Walden told Stiska and Earley that he would not sell
Ridgewood's mobile home parks for $12.6 million, and then exhaust all but $.6 million of those proceeds to buy out Triton. By then, however, Walden knew that to effect a repurchase of Triton's stock interest, the mobile home parks would have to command a price higher than $12.6 million. Accordingly, the proposed $12.6 million Clayton Homes deal soon fell by the wayside, and from January 1994 forward, Walden engaged in simultaneous efforts to sell the mobile home parks at a higher price, and also to negotiate the repurchase of Triton's control block of shares. By April, 1994, Walden had successfully negotiated a sale of the mobile home parks to Sun Communities for $14.5 million -- $13 million in cash and a $1.45 million promissory note payable in two years. That sale closed on June 16, 1994.

     At trial Walden denied that the mobile home parks were sold to raise the funds needed to finance the share repurchase.(16) In my view that denial lacks credibility and is contrary to the weight of the evidence. In his deposition Mr. Earley testified that Walden was willing to undertake the sale of the mobile home parks "but at the same time only if he knew he could take out [Triton] at $8 per

----------------
         (16) Tr. at 147.

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share."(17) And in a memorandum to his own attorneys, Walden stated that in order to finance the stock repurchase..."[w]e set about to raise a substantial pool of cash. That goal was accomplished by the sale of our mobile home parks..."(18)

     2.  THE ISSUANCE OF STOCK OPTIONS TO WALDEN

     During 1993, Walden had been granted options for 50,000 Ridgewood shares. In January 1994 -- at the onset of his negotiations with Triton -- Walden was granted, at his request, options for an additional 125,000 shares. Other members of Ridgewood management received options as well. By the spring of 1994, the option grants had increased Ridgewood's total outstanding shares (on a fully diluted basis) to 2,194,320, with Walden holding either stock or options totaling 309,280 shares. The significance of the options -- as plaintiff points out and defendants do not dispute -- is that if the Triton repurchase had occurred in December, 1993 (before the January, 1994 options were issued), Walden's ownership interest would have increased to only 33%. If Hesperus' shares were also repurchased at that time, Walden's ownership interest would have increased to 49.6% -- still short of an absolute majority. But with the January stock options in place and the Hesperus shares being repurchased as well, those combined

----------------
         (17) JTX 56 at 77.

         (18) JTX 61.


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transactions would (and did) increase Walden's ownership interest to 55% -- a position of absolute control.

     3. THE HESPERUS REPURCHASE OPPORTUNITY

     While Walden was negotiating to sell the mobile homes to Sun Communities, Peter Foreman of Harrison Associates (which was the managing partner of Hesperus) learned of Ridgewood's plans to buy out Triton. Foreman wanted Ridgewood to repurchase Hesperus's 9% stock interest as well. Foreman had previously expressed his interest in a buyout to Walden in 1993, but at that time Walden was not interested. Now, however, when Foreman expressed interest again in the spring of 1994, Walden was very receptive. He began negotiating with Foreman (while also negotiating with Triton) for Ridgewood to buy back Hesperus's stock interest.

     The prospect of repurchasing Triton's shares influenced Walden's negotiating strategy for the sale of the mobile parks to Sun Communities. Initially, Sun Communities wanted Ridgewood to accept (in addition to cash) a promissory note of $2.5 million. Walden was able to negotiate that amount down to $1.45 million. That was no coincidence. Based on his earlier discussions with Foreman, Walden believed that Hesperus might accept a Sun Communities promissory note for $1.45 million as part of the consideration to repurchase


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Hesperus's Ridgewood stock at $8 per share. Walden's intuition was correct: on
May 11, 1994 Walden proposed those terms to Hesperus, and after some bargaining and modifications of repurchase terms, Hesperus agreed to the proposal on or about May 15, 1994.(19)

     At the trial Walden testified that the concurrent repurchase of the Hesperus and the Triton Ridgewood stock was coincidental. The defendants insist that as long as Hesperus was willing to accept the Sun Communities note for its shares, Ridgewood would have repurchased the Hesperus 9% block regardless of what happened with Triton. The reason was Walden's belief that the Hesperus block could be bought at a favorable price well below its book value, using non-cash consideration.

     It is true that the Hesperus block was available for repurchase at a favorable price, but the claim that the Hesperus repurchase was independent of and unrelated to the Triton transaction defies credulity. The only evidence supporting the defendants' effort to "decouple" these two repurchases is Walden's

----------------
          (19) To induce Hesperus to accept the Sun Communities promissory note as part of the consideration, Walden agreed to have Ridgewood pay the interest on the note for the first year. (The note carried interest only for the second year.) Walden also agreed to allow Hesperus to "put" the note to Ridgewood in the event of a default by Sun. JTX 62 at 27-30; JTX 18; Tr. at 173. In effect, Ridgewood would become the guarantor of the note, and would also pay an additional one year's interest that would not otherwise be payable.


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uncorroborated testimony, but the weight of the credible (non self-serving)
evidence points to the opposite conclusion. The opportunity for the Company to repurchase Hesperus's Ridgewood stock had been presented the year before. At that time, Walden could have pursued an equally valuable below-book-value purchase price but chose not to do so. Only when forced to deal with the "Triton issue" did the Hesperus opportunity suddenly become attractive. Mr. Foreman, who was the only other person in a position to know of Walden's motive and who had no stake in the outcome of this case, expressed the following view about Walden's motive:

     A. Well, I think there is no question he wanted to buy Triton out. My only, the only reason he would want to buy them out is to protect his position.

     Q. Okay. So there came a time when you began to discuss the purchase, buying you out?

     A. Well, you see, if he buys Triton out, I own around 10 percent, all of a sudden I'm his boss.

     Q.   Okay.

     A. Because I don't remember how much Triton owned, but my percentage goes up proportionately if theirs comes down, and so his, I think, view was to get us both out.(20)

----------------
     (20) JTX 62 at 20-21.


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     I find that the Triton and Hesperus repurchases, which closed within two weeks of each other and were financed from the same source, were not coincidental. They were inextricably connected parts of a single transaction.

     4.   NEGOTIATION OF THE FINAL TERMS
          OF THE MOBILE HOME PARKS AND
          OF THE REPURCHASE TRANSACTIONS

     On May 12, 1994, Walden wrote Stiska and Early, proposing that Ridgewood repurchase the blocks of its stock held by Triton and Hesperus. In those transactions, (1) Hesperus would receive the Sun Communities promissory note and (2) Triton would receive approximately $8 per share cash for slightly over 1 million of its Ridgewood shares, plus preferred stock for its remaining 450,000 shares.

     Over the next three months Walden negotiated with representatives of Triton to arrive at a mutually agreeable transaction terms. Ultimately, those parties negotiated a stock repurchase agreement whereby Triton sold its 1,455,280 shares to Ridgewood for (a) $8,042,240 cash plus (b) 450,000 shares of Ridgewood Series A Convertible Preferred Stock. The Preferred Stock was non-voting, would have an $8 redemption price, and would be convertible into common stock after two years. The Preferred Stock would also pay dividends at the annual rate of 5% (a total of $180,000 per year) for the first two years, and at


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10% (a total of $360,000 per year) for each year thereafter.

     During this same time period Walden and Hesperus also negotiated their agreement for Hesperus to sell its 179,880 Ridgewood shares to Ridgewood in exchange for the $1.45 million Sun Communities promissory note. Although the Sun Communities note did not pay interest for the first year, Ridgewood agreed to pay interest for that year at the prime rate. Ridgewood also agreed to give Hesperus a "put right" whereby Hesperus could require Ridgewood to repurchase the note if Sun Communities defaulted on the obligation.

     These two repurchases closed on August 15 and August 29, 1994, respectively. They affected the relevant "players" in different ways, as follows:

     Ridgewood: As a result of buying out its two largest stockholders, Ridgewood had repurchased (and retired) almost 84% of its stock. To accomplish that, Ridgewood had to sell its primary business, leaving the Company with (as operating properties) only two hotels plus several parcels of vacant land that for many years had been for sale. Ridgewood also had approximately $5 million in cash left over from the mobile home park sale, but those monies had to be used to pay down pre-existing debt (including $500,000 borrowed from Triton), as well as newly-created obligations. Ridgewood had now become obligated (a) to Hesperus on its financial guarantee of the $1.45 million Sun Communities note (including


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
the first year of interest), and (b) to Triton for $180,000 of annual dividends on the Preferred Stock during the first two years and $360,000 annually thereafter.

         Ridgewood's Shareholders Other Than Walden: The repurchases enabled Triton and Hesperus (Ridgewood's two largest shareholders who together held almost 84% of its stock) to exit their investments for $8 per share. Also, Triton has received its Preferred Stock dividends, which total over $1 million since 1994.

         The Ridgewood stockholders whose shares were not repurchased remained holders of an illiquid minority interest. Although the below-book-value repurchase price did cause the book value of the remaining stock to increase by over $2 per share, the minority shareholders received no other benefit (including any liquidity benefit) from those transactions.

         Walden: The repurchases benefited Walden in a way significantly different from all other post-repurchase Ridgewood shareholders. As a result of the repurchases -- accomplished with no personal financial investment by Walden -- his 6.9% stock interest (including stock options) became enlarged to 55%. That position of absolute control carried with it the unique right to a premium if the controlling interest were later sold. Further, no one would be able to dislodge Ridgewood's new controlling shareholder from his position as Ridgewood's President or from his contractual entitlement to receive salaries, bonuses, and


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


other compensation worth hundreds of thousands of dollars per year.(21)

            5. FORMATION OF THE ONE
               MAN SPECIAL COMMITTEE

         Recognizing that three of Ridgewood's four directors had conflicts of interest in relation to the proposed Triton repurchase,(22) the Ridgewood board formed a special committee authorized "to act with the full power and authority of the Board and to determine the advisability and feasibility of the Proposed Purchase [of Triton's Ridgewood shares]."(23) As the only unconflicted member of the Ridgewood board, Henderson was appointed as an independent committee of one on July 28, 1994. Both sides agree that Henderson was independent, unconflicted, and an astute businessman, having founded several companies (including Pier 1) and having served as a director of Ridgewood since its creation.

         Henderson did not negotiate the Triton transaction, but as a Ridgewood director he had been kept informed of the status of the Triton negotiations. Between July 28 and August 13, 1994, Henderson reviewed the proposed

------------

         (21) Since the 1994 repurchases, Walden has received approximately $1 million in salary, apart from other compensation components. Tr. at 187.

         (22) Walden's percentage ownership of the outstanding shares would increase to 42% after the Triton repurchase, without regard to the Hesperus buy-back. If the Hesperus transaction were included, Walden's percentage ownership would increase to 55%.

         (23) JTX 39 at 3.

transaction, including the terms of the Preferred Stock. He concluded that the Triton repurchase was in the best interests of Ridgewood and its minority stockholders, and on August 14, 1994, executed a written consent approving the repurchase. At trial Henderson testified that he approved the transaction because it would eliminate the controlling stockholder who "clearly wanted out" and whose presence would interfere with the company's "long term progress."(24)

         The infirmity in Henderson's independent committee role is that he was not asked to, and therefore did not, consider all information highly relevant to his assignment. Although the Hesperus repurchase would occur more or less contemporaneously with the Triton repurchase, and although both transactions (plus the sale of the mobile home parks) had been negotiated during the same period as part of a single package, Henderson was not asked to (and did not) consider the effect of the Hesperus transaction upon Ridgewood's minority shareholders. That omission was significant, because the incremental effect of the Hesperus repurchase would be to shift corporate control from Triton to Walden. That shift posed potential problems of fairness to the minority stockholders that Henderson would have had to confront, had he considered the issue and been

------------
(24) Tr. at 209-10.

advised by independent legal counsel or even an experienced investment banking firm. But Mr. Henderson did not retain legal counsel, and he specifically decided not to engage an investment bank, because in his view it was not worth incurring significant financial expense to be told "something we already knew."(25)

         It further appears that Mr. Henderson was not provided accurate information about the trading price of Ridgewood's stock. Mr. Henderson testified that Walden told him that the sporadic trading in Ridgewood stock had been in the range of $8 per share. In fact, the last recorded trading price was $3 per share.(26) That error was significant because Henderson testified that if Ridgewood had paid Triton more than the market price for its own stock, it would have been "unfair to the company to overpay certain shareholders at the expense of others."(27)

                          II. THE CONTENTIONS AND ISSUES

         A. THE CONTENTIONS

         The following summary of the parties' respective contentions is abbreviated. A more detailed recital is set forth in the analysis of the plaintiff's claims in Part III, infra of this Opinion.

------------
         (25) Tr. at 109.

         (26) JTX 55 at 144; JTX 8; JTX 58 at 77-78.

         (27) JTX 55 at 143.

         The plaintiff seeks the invalidation of the Triton and Hesperus stock repurchases on the ground that they constituted three distinct breaches of the Ridgewood directors' fiduciary duty of loyalty. The first claim is that because the two repurchases were components of a unitary transaction approved by self-interested directors, those directors must carry the burden of demonstrating that the transaction was entirely fair to Ridgewood and its minority public stockholders. The plaintiff contends that the directors have not carried that burden, as the evidence shows that the repurchases were the product of unfair dealing and an unfair purchase price. The second fiduciary claim is that the share repurchases constituted an improper expenditure of corporate funds for the purpose of placing and perpetuating Walden in a position of corporate control. The third claim is that the repurchases were a waste of corporate assets.

         To remedy these breaches of duty, the plaintiff seeks rescission and rescissory damages. Specifically, the plaintiff asks the Court to rescind the Triton repurchase transaction by (a) directing Triton to return to Ridgewood the $8,042,420 cash plus the Preferred Stock (and all dividends paid thereon) that Triton received for its 74.4% interest; and (b) in exchange, directing Ridgewood to convey back to Triton the repurchased Ridgewood shares.

         The plaintiff concedes that the Hesperus transaction cannot be rescinded because Hesperus is not a party to this action and is not charged with wrongdoing. Therefore, the plaintiff seeks rescissory damages against the parties who he claims did commit actionable wrongdoing, namely, Ridgewood's directors. Specifically, plaintiff requests a money judgment in Ridgewood's favor against the directors for the $1,450,000 Hesperus repurchase price, plus interest.(28)

                                     * * *


         The defendants assiduously dispute these claims, and resist the relief that plaintiff seeks.

         First, the defendants argue that the plaintiff's entire fairness claim lacks merit for the following reasons:

         - Although defendants concede that the Triton repurchase is subject to entire fairness review, they contend that the plaintiff has the burden of proving the Triton transaction was unfair because that transaction was the result of vigorous arms-length bargaining and was approved by a disinterested and independent committee. On the other hand, defendants argue that the Hesperus repurchase must be reviewed under the business judgment standard, because the two transactions were unrelated except for having occurred (coincidentally) within the same time period.


------------
         (28) Plaintiff suggests that in exchange for being required to pay rescissory damages, the directors "may individually receive the Hesperus shares in return or the Court may order those shares to remain in the Company as treasury stock, as equity dictates." Pl. Opening Postrial Br. at 44.

         - The defendants next argue that the plaintiff failed to prove that the Triton repurchase involved unfair dealing, because the negotiation process replicated true, arms-length bargaining and the repurchase was fair in terms of initiation, timing and structure. Nor, defendants argue, has the plaintiff proved that the Triton repurchase price was unfair. As a result of the Triton (and Hesperus) repurchase, book value per share increased. Moreover, the defendants' expert, Chris Battel of Legacy Securities, testified that under conventional valuation methods $8 per share was a fair price for the Ridgewood stock, particularly because a control premium had to be paid. Battel's valuation is the only record evidence of Ridgewood's value, since the plaintiff offered no evidence that supports a different fair value.

         - Lastly, the defendants urge that the plaintiff's challenge to the Hesperus transaction must be reviewed under the business judgment standard, and therefore must fail, because in approving that transaction the directors acted in good faith and were not motivated to entrench Walden in control. Rather, they were taking advantage of a unique opportunity for the company to repurchase a block of its shares at a highly favorable price.(29)

         Second, the defendants contend that the plaintiff's "entrenchment-motivated repurchase" claim lacks merit, because Walden pursued the two repurchases not to acquire corporate control, but because he believed the transactions would serve the best interests of Ridgewood and its minority stockholders. Defendant concede

------------
         (29) The defendants argue, in the alternative, that even if the Triton and Hesperus repurchases are viewed as a unitary transaction, they (the defendants) have established that both repurchases were entirely fair both as to process and price.

that the repurchases significantly increased Walden's proportionate ownership of the company, but argue that that was the transactions' effect, not their intent. Walden's ownership increase, they say, does not prove a motive to gain control and the record evidence independently negates any such motive. Moreover, the remaining stockholders' ownership interest increased in the same proportion.

         Third, the defendants deny that the repurchases amounted to corporate waste. Not only did Walden engage in vigorous arms length bargaining with Triton and Hesperus over the repurchase terms, but also the resulting $8 per share repurchase price ($2.65 on a fully diluted basis) was highly favorable to Ridgewood. The only independent evidence of Ridgewood's intrinsic or fair value in August 1994 was the valuation performed by Legacy's Mr. Battel, who based his analysis upon the number of outstanding shares at the end of August, 1994, adjusted for the 3:1 stock split that occurred in October, 1994.(30) Battel testified that Ridgewood's value was $6.06 to $8.93 per share, using a comparable companies method, was $4.29 per share using a comparable transaction approach, and was $3 to $3.48 per share using a discounted cash flow analysis. These valuations all compared favorably with the $2.65 per share (fully diluted basis)


------------
         (30) That approach was employed to maintain consistency with Ridgewood's annual report, which adjusted all per-share information to reflect the post-repurchase stock split.

purchase price that Ridgewood actually paid, and plaintiff introduced no valuation evidence to show the contrary.

         Fourth, the defendants argue that none of the relief that plaintiff seeks is legally or equitably warranted.

                  B. THE ISSUES

         These contentions frame five issues, which are:

         1) Does the entire fairness standard of review govern both repurchase transactions or only the Triton repurchase?

         2) Assuming that both transactions are reviewable under the entire fairness standard, are they invalid because the defendants failed to prove that they were entirely fair to Ridgewood and its minority stockholders?

         3) Are the repurchases invalid on the separate ground that their primary or sole purpose was to entrench Mr. Walden in a position of control?

         4) Are the repurchases invalid on the separate ground that they constituted corporate waste?

         5) If the transactions are invalid, should rescission and/or rescissory damages be awarded, and if not, what remedy is appropriate?

         I turn to these issues.

                                  III. ANALYSIS

A. THE STANDARD OF REVIEW

         The parties' first dispute concerns the appropriate standard of review. The defendants admit that in connection with the Triton repurchase, three of Ridgewood's four directors had a conflict of interest, and that therefore the Triton transaction must be scrutinized under the entire fairness standard. Under that exacting standard, where the controlling shareholder and the directors stand on both sides of the transaction, they bear the burden to demonstrate that the transaction was entirely fair to the corporation and the minority stockholders, both as to process and price.(31)

         The defendants argue, however, that the entire fairness standard does not govern the Hesperus repurchase. Because that transaction was separate and unrelated, defendants claim that it must be reviewed under the business judgment standard. Moreover, defendants say, even though the Triton repurchase is subject to entire fairness review, the burden of proof does not rest upon them, but shifts to the plaintiff, to show the transactions were unfair. The reason, defendants argue, is that the Triton transaction was the product of arms length negotiation, and

-------------
         (31) Weinberger v. UOP, Inc., Del. Supr., 457 A.2d 701, 703 (1983);
Kahn v. Lynch Communications Sys. Inc., Del. Supr., 638 A.2d 1110, 1115 (1994).

Triton did not set the terms of the transaction or cause its effectuation.

         In my view, the defendants are wrong on both counts. As discussed on pages 15-17, supra, the overwhelming weight of credible evidence shows that the two repurchases and the sale of the mobile home were components of a single, unified package.(32) Because the Triton repurchase is concededly subject to entire fairness review, it follows that the Hesperus transaction -- which was inextricably linked to it -- is also.

         Nor is there merit to the defendants' argument that the burden of persuasion must shift to the plaintiff. I agree, as a doctrinal matter, that where the terms of a conflict transaction (specifically, a parent-subsidiary merger) result from a process structured to replicate arm's-length negotiations, the burden of proof will shift from the defendants to the plaintiff shareholder, who must prove that the transaction is unfair. But that burden-shifting result obtains only where minority stockholders effectively ratify the transaction or where a committee of disinterested, independent directors effectively represents the interests of the minority stockholders in the negotiations.(33) That did not occur here.

-----------------
         (32) As Mr. Henderson testified, the Hesperus repurchase was part of the "total plan that had been worked out." Tr. 228-29; JTX 55 at 81-82.

         (33) See Kahn v. Lynch Communications, Inc., 638 A.2d at 1115; Rosenblatt v. Getty Oil Co., Del. Supr., 493 A.2d 929 (1985); Citron v. E.I. DuPont de Nemours & Co., Del. Ch., 584

         Although arms length negotiations between Triton and Ridgewood did take place, they were not conducted by an independent committee acting on behalf of the Ridgewood minority. The negotiations were conducted by Walden, an interested party, and Triton, another interested party on the "other side of the table." Walden was serving his own personal interest in negotiating a transaction he intended as part of a larger plan to confer control upon himself. His "vigorous negotiation" focused only on one term -- the purchase price that Ridgewood would pay. While that negotiation process did protect one of the minority stockholder's interests, it did not protect them all, because Walden's interests were antagonistic to the minority's other significant interests. As negotiated, the repurchases would afford only two stockholders -- Triton and Hesperus -- an opportunity to liquidate their investment, and they would give a third stockholder (Walden) voting control -- all at corporate expense. The only benefit the minority would receive from these transactions was an arithmetic boost in the book value of their stock, but in all other respects they would be worse off. The minority would end up holding illiquid investments in a company now having no significant productive assets and now controlled by a stockholder-executive with strong incentives to continue

--------------
A.2d 490 (1990); Kahn v. Dairy Mart Convenience Stores, Inc., Del. Ch., C.A. No. 12489, Jacobs, V.C. (Mar. 29, 1996).

paying himself annual compensation at a six figure level, but with weak incentives to part with control in any transaction (such as, for example, a sale of the company) that would enable the minority to realize on their investment. In these circumstances, the minority's predominate interest would be for these transactions not to take place at all -- at least in the form of a company-financed repurchase of control.

         To be relieved of their exacting burden of proof, the defendants would have to establish that the minority's true interests were adequately represented by advocates committed to their cause. There were no such advocates and there was no adequate representation.

         Even the defendants cannot bring themselves to argue that Mr. Henderson, acting as a one man independent committee, effectively performed that advocacy function. Henderson conducted no negotiations, and although he did conclude that the Triton repurchase was in the best interests of Ridgewood and its minority stockholders, Henderson based that conclusion on an investigation that he was required to conduct practically blindfolded. Henderson's assignment and investigation was restricted solely to the Triton repurchase. It did not include any assessment of the combined Triton-Hesperus transaction. The narrow scope of Henderson's assignment was highly significant, because the effectuation of the

Triton repurchase alone would not give Walden absolute control, but the combined Triton and Hesperus repurchases would. Consequently, and with all due respect for Henderson's acumen as a businessman and his good intentions, his independent committee role could not and did not provide meaningful protection for the Ridgewood minority.

         For these reasons the Triton and Hesperus repurchase transactions must be evaluated under the entire fairness standard with the burden of proof resting upon the defendants.(34)

B. THE SUBSTANTIVE VALIDITY OF
    THE REPURCHASE TRANSACTIONS

         As earlier discussed, the plaintiff claims that the defendants breached their fiduciary duty of loyalty to Ridgewood and its minority shareholders in three

----------------
         (34) I note that, in any event, the defendant directors have the burden of proof on plaintiff's separate claim that the repurchases were an improper use of corporate funds for the purpose of perpetuating Walden in control. In Bennett
v. Propp, Del. Supr., 187 A.2d 405, 409 (1962), a classic case involving such an improper expenditure, the Supreme Court held:

         "We must bear in mind the inherent danger in the purchase of shares with corporate funds to remove a threat to corporate policy when a threat to control is involved. The directors are of necessity confronted with a conflict of interest, and an objective decision is difficult... Hence, in our opinion, the burden should be on the directors to justify such a purchase as one primarily in the corporate interest. . ."

Accord, Crane Co. v. Harsco Corp., 511 F. Supp. 294, 305 (1981) (citing Bennett, 187 A.2d at 409).

separate respects: (a) effectuating a self-dealing transaction that was unfair to the minority, (b) improperly expending corporate funds to repurchase stock to perpetuate control in a single member of the board, and (c) wasting corporate assets. I conclude that the plaintiffs have prevailed on their first two claims. That is, the overwhelming weight of the evidence shows that the repurchase of the Ridgewood shares held by Triton and Hesperus constituted an expenditure of corporate funds for the primary purpose of conferring and perpetuating control upon Walden, and the defendants have not persuaded me to the contrary.
Moreover, for that and other reasons, the defendants have not carried their burden of proving that the repurchase transactions were entirely fair. Having so concluded, I do not reach address the plaintiff's corporate waste claim.(35)

-------------------
         (35) Were the Court required to address the waste claim on its merits, the claim would likely fail. The plaintiff's true grievance is not that Ridgewood overpaid for its shares but that the corporation was caused to expend funds at any price to repurchase the control block of its own shares in order to shift control to Walden. Moreover, the plaintiff adduced no affirmative proof that $8 per share was an unfair price. Plaintiff's case consisted of arguing that it was inappropriate to require the corporation to pay a control premium for its own shares since control has no value to the corporation, and caviling with certain details of Mr. Battel's valuation analysis. Plaintiff's position falls short of the mark. Mr. Battel's valuation analysis and his conclusion that $8 per share was a fair repurchase price were well reasoned and credible, and the plaintiff made no contrary showing. Nor would the inclusion of a control premium in the repurchase price change that conclusion. As the Supreme Court stated in Cheff v. Mathes, Del. Supr., 199 A.2d 548, 555 (1964):


                  "...[I]t is elementary that a holder of a substantial number of shares would expect to receive the control premium as part of his selling price, and if the corporation desired to obtain the stock, it is

         1. THE CLAIM THAT THE REPURCHASES
            WERE ENTRENCHMENT-MOTIVATED

         The legal principles that govern this claim are well-established and undisputed. By statute, a Delaware corporation has the power to repurchase its own shares.(36) The corporation may, moreover, lawfully repurchase shares of particular stockholders selectively, without being required to offer to repurchase the shares of all stockholders generally.(37) The exercise of this power is constrained only by the board's fiduciary duties.

         The limiting fiduciary principle upon which plaintiff relies is that it is improper to cause the corporation to repurchase its stock for the sole or primary

------------------
         unreasonable to expect that the corporation could avoid paying what any other purchaser would be required to pay for the stock..."

         Although the defendant's expert's valuation testimony negates the waste claim, it does raise an entire fairness issue. Specifically, if conventional valuation techniques suggest a per share value that exceeds what the shareholders could actually obtain in the marketplace, is it entirely fair for management to authorize a stock repurchase from some shareholders at that above-market level while leaving the remaining stockholders with no realistic possibility of obtaining similar value? Because the plaintiff did not address this issue, I have no record basis to consider this question.

         (36) 8 Del.C. ss. 160; Crane Co. v. Harsco Corp., 511 F. Supp. at 305.

         (37) Unocal Corp. v. Mesa Petroleum Co., Del. Supr., 493 A.2d 946, 953-54 (1985).

purpose of maintaining the board or management in control. In such a case the purchase is deemed unlawful even if the purchase price is fair.(38) As the Supreme Court held in Bennett v. Propp:

         ".... Sadacca's purchases [of the corporation's stock] were made to preserve the control of the corporation in himself and his fellow directors .... The use of corporate funds for such a purpose is improper. The general principle has been recognized in Delaware
         ...."(39)

Similarly, in Cheff v. Mathes, the Supreme Court held that "...if the board has acted solely or primarily because of the desire to maintain themselves in office, the use of corporate funds for such purpose is improper."(40) Although this case involves an alleged effort to shift control to a single director rather than the entire board, that principle still applies and the defendants do not contend otherwise.

         In this case all elements of this claim but one are conceded. It is undisputed that the Ridgewood stock held by Triton and Hesperus was repurchased with corporate funds. It also is undisputed that the effect of the repurchase was to put Walden into a position of absolute control. The only issue

--------------------
         (38) Bennett v. Propp, 187 A.2d at 411 (1962) (transaction illegal); Potter v. Sanitary Co. of America, Del. Ch., 194 A. 87, 120 (1937) (fair price no justification).

         (39) Bennett, 187 A.2d at 408 (citations omitted).

         (40) 199 A.2d at 554.

is whether the sole or primary purpose of those repurchases was to entrench Walden into that control position. That issue is factual, and requires the Court to resolve a conflict between the defendants' testimony and the objective evidence.

         The defendants' testimony incants a consistent choral refrain: they caused the Company to repurchase Triton's Ridgewood stock because (a) some solution was needed to protect against the potential threat implicit in Triton's plan to liquidate its investment in Ridgewood, and (b) after considering all available alternatives, the board determined that a repurchase was the best solution. In addition to the reasons previously discussed, a repurchase would be at an advantageous, below-book-value price that would benefit all stockholders equally. The defendants further contend that the Hesperus repurchase represented a second opportunity -- unrelated to Triton but serendipitously timed -- to buy another significant block at the same equally favorable price.

         The defendants concede that the repurchases elevated Walden's stock ownership level from 6.9% to absolute control, but insist that that was only the transactions' incidental effect, not their purpose. Indeed, defendants assert that Walden did not actually even obtain board control, because the newly issued Preferred Stock entitled Triton to designate two of Ridgewood's four directors. Moreover, defendants claim, if Walden's motive was to serve his personal interests at Ridgewood's expense, he would have advocated a cash dividend, that would have netted him $1.2 million personally while enabling him to continue on as Ridgewood's CEO.(41)

         If credible, that testimony would constitute a valid defense to the entrenchment claim. The difficulty is that the testimony is not credible, not only because it is self-serving but also because it does not square with the objective facts.

         First, the evidence does not support the contention that the board seriously considered the alternatives to a repurchase, and to the extent alternatives were (in fact) raised, they were quickly brushed aside because Walden disfavored them. As previously discussed, the first alternative -- a spin off of Triton's Ridgewood shares -- was supposedly considered by the Ridgewood board and then proposed to Triton, which rejected it because the Triton stockholder base was too large to allow a meaningful distribution of Triton's Ridgewood shares. But that scenario is nowhere documented in the record, and defendants do not explain why the board did not consider an immediately obvious solution to this supposed problem:

------------------
         (41) The defendants also argue that Walden's (brief) termination of negotiations with Triton on May 18, 1994, and his consideration of other possible uses of Ridgewood's cash, negates the argument that his objective was to seek a transaction that would catapult him into a position of control.

a stock split. Nor is there evidence that the full board ever met and considered the second alternative -- a liquidation of Ridgewood.(42) The third and fourth alternatives -- a pro rata self-tender and a cash dividend -- were considered but rejected because Walden would not approve any transaction that did not eliminate Triton as a Ridgewood stockholder.

     Thus, I remain unpersuaded that two of the defendants' four "alternatives" were in fact considered. Moreover, the alternatives that were considered and that would have benefited all shareholders equally if adopted, were vetoed by Walden, who favored only one alternative -- a repurchase of the controlling interest. That alternative, however, would benefit only Walden and the selling shareholder(s). Finally, the evidence shows that the remaining directors passively allowed Walden -- the fiduciary having the strongest conflicting interest -- to dominate the decision making process with the result that the outcome was favorable to him.

     Second, the defendants' stated rationale for the Triton repurchase -- to eliminate a controlling shareholder that might sell its stock to a third party that would disserve the remaining shareholders' best interests -- is inconsistent with the objective facts. If only Triton's shares were being reacquired, that rationale

----------------
     (42) The only documentary evidence touching on that subject is a memorandum from Walden to Stiska and Earley opposing that approach.

might be credible, but the Triton repurchase was part of a larger package that included the Hesperus transaction. The Hesperus repurchase, when included in the total mix, fatally undercuts the professed rationale for the Triton repurchase, because in terms of that rationale the Hesperus repurchase made no sense.

     In the Spring of 1994, Ridgewood was so desperately in need of cash that it had to sell assets and also borrow $500,000 from Triton just to pay expenses. In those straitened circumstances, for Ridgewood's board to sell off the mobile home parks -- Ridgewood's then-crown jewel - - and then use a significant part of the proceeds to repurchase the control block, would strike any prudent businessman striving to serve the interests of all shareholders as an extravagance. That would be not unlike an unemployed person whose savings account is depleted, deciding to sell his family's only valuable asset (the house) and use the proceeds to buy a luxury car.(43) From a business standpoint, to sell Ridgewood's remaining productive assets (the mobile home parks) to purchase a nonproductive asset (Ridgewood stock) even at below book value, would diminish, not enhance, Ridgewood's prospects for future growth and profit. In these circumstances, only

----------------
     (43) Had Ridgewood used the mobile home proceeds to buy a fleet of luxury vehicles, it might have been better off since that might at least position the Company to go into the limousine transportation business. There is no evidence that Ridgewood's management intended to go into the business of selling Ridgewood's treasury stock to the public for a profit.

a crisis that threatened the ongoing viability of the Company, and that was so grave as to outweigh these negative business concerns, might arguably justify a repurchase of control.(44)

     Had the board voted to repurchase only the Triton shares, that at least would have been consistent with defendants' claim that they were motivated only by a desire to protect the Company and its minority stockholders from "bone pickers." But the repurchase of Hesperus's shares fatally undercuts this rationale, because Hesperus held only 9% of Ridgewood's stock. It did not own control and it did not pose any threat to the enterprise. There was no need to buy back Hesperus's stock to eliminate a potentially threatening controlling stockholder. The buyout of Triton's shares was sufficient to accomplish that. Given Ridgewood's shaky financial condition, a prudent businessman-fiduciary would spend not one penny more than was necessary to acquire Triton's controlling interest. Once Triton's control block was acquired, a further expenditure of $1.45 million to acquire Hesperus's 9% block would accomplish nothing except to further deplete Ridgewood's badly needed working capital. I conclude, for these reasons, that a repurchase of Hesperus's shares could further only one purpose -- to confer

----------------
     (44) Delaware case law would support a repurchase of control in such circumstances. See Unocal, 493 A.2d at 954-55; Cheff, 199 A.2d at 555.

absolute control on Walden.

     Third, the defendants' remaining factual arguments are also unpersuasive. Although Triton (as the holder of newly issued Preferred Stock) retained the power to appoint two directors, that power had a limited life span, and would end when the Preferred Stock was converted or redeemed. In all events, Walden would remain Ridgewood's controlling stockholder for as long as he chooses. Unpersuasive also is defendants' argument that if Walden's true motive was to serve his personal interests, he would have advocated a cash dividend that would have paid him $1.2 million and allowed him to remain as CEO. The short answer is that becoming Ridgewood's new controlling stockholder was worth far more to Walden in the long run. Lastly, Walden's strategy to cease (temporarily) negotiating with Triton does not change the fact that at the end of the day, the Triton deal went forward and Walden had influenced the board to approve the one course of action that was most beneficial to his interests and least beneficial to the interests of the minority stockholders for whom the directors were fiduciaries.

     In short, I find that the defendants have not met their burden of proving that the repurchase of the Ridgewood shares owned by Triton and Hesperus was

"primarily in the corporate interest."(45)

     That this finding properly flows from these adjudicated facts is most graphically illustrated by Potter v. Sanitary Company of America.(46) In Potter (as here), the corporation (Sanitary Company), was majority-owned by another company (Consolidated), which had placed its designees on Sanitary's board. Two of those board members, Keenan and Brewer, whose group also controlled Consolidated, had accumulated substantial stock in Sanitary. Although Sanitary (like Ridgewood) was in financially straitened circumstances and could ill afford the expense, these directors caused Sanitary to repurchase Consolidated's controlling stock interest. The effect was to enlarge the Keenan-Brewer group's holdings to a "safe majority." There, as here, the directors argued that the repurchase was done for non-control related business reasons, namely, because the company needed to have common shares available to pay a bonus on its preferred stock. Rejecting that argument, the Chancellor observed:

          "Why, in view of the reduced state of Sanitary's business, the necessity of curtailment of expenses all around..., and the daily progress of its losses, did its officers reduce its cash position by another twenty-five hundred dollars laid out in the purchase

----------------
     (45) Bennett v. Propp, 187 A.2d at 409.

     (46) Potter, 194 A.2d at 120.

          of its own stock? To be sure, twenty-five hundred dollars is not a large sum. But it was a substantial sum for this relatively small company with its business running into the red, as the saying is, every week...(47)

     Finding that the repurchase constituted a breach of the directors' fiduciary duties, the Court held:

          "... [A]s officers of Sanitary... [the defendants] caused that company to make purchases of its own stock in such an amount that, by reason
          of the stockholdings of their own group,
          they were firmly in control of Sanitary's affairs in their individual rights. That control was shifted to themselves from Consolidated whose officers
          and dominant directors they were. The property
          of the two corporations which they dominated
          was so used by them .... as to perpetuate their
          control over the subsidiary in which they held important stock interests. Before they were in a minority; now, they are in a safe majority, in that subsidiary....."

     Concluding that "....officers in possession of corporate power [had] used that power to advance their own individual ends," the Court found that the repurchase transaction "cannot stand the test of close scrutiny," and declared it invalid.(48) No different conclusion or result is justified in this case, which is

----------------
     (47) Id. at 117.

     (48) Id. at 118, 121
factually indistinguishable from Potter.

     2. THE CLAIM THAT THE REPURCHASES
        WERE UNFAIR TO THE MINORITY

     The facts that invalidate the Triton/Hesperus repurchases under the "entrenchment-motivated repurchase" doctrine are equally invalidating under conventional "entire fairness" analysis. Indeed, any different result would be hard to fathom, since it cannot be supposed that a stock repurchase paid for with corporate assets to install a fiduciary-director in control would be a breach of fiduciary duty under one well-settled doctrine, yet still be "entirely fair" to minority shareholders under another doctrine that is closely related. In this case the "entrenchment purpose" and "entire fairness" analyses conflate, and for that reason alone the legal discussion could conclude at this point. Nonetheless, I proceed to scrutinize the repurchases through the separate and analytically different lens of "entire fairness," because that perspective illuminates the analysis of the problematic issue of the appropriate remedy.

     For reasons previously discussed, this case implicates only the "fair dealing" aspect of entire fairness.(49) The analysis of fair dealing "embraces questions of when the transaction was timed, how it was initiated, structured,

----------------
     (49) See n. 35 at pp. 33-34, supra.

negotiated, disclosed to the directors, and how the approvals of the directors and the stockholders were obtained."(50)

     Here, the board's decision to repurchase the Triton and Hesperus stock was triggered by Triton's announcement of its plan to exit its investment. The board's response to that announcement -- the repurchases -- was initiated by Walden, whose intense self interest in making that happen guided his conduct. To assure that the board would arrive at the specific outcome (structure) he desired, Walden subtly assumed control of the decision making process -- a feat that was not difficult to carry off because the remaining directors trusted Walden and followed his lead. In that sense the three relevant fair dealing factors -- initiation, structure and negotiation -- converged. The board, at Walden's initiation and urging, approved a transaction structure that would benefit only Walden and the two largest shareholders whose holdings were to be repurchased. Walden then negotiated with those two shareholders to obtain favorable price and other terms. Missing from the negotiating process and the board decision making process, however, was any independent representation of the interests of Ridgewood's minority public stockholders. In those circumstances, there was no fair dealing,

----------------
     (50) Weinberger, 457 A.2d at 711.

because there was no advocate committed to protect the minority's interests, and because the players were either indifferent, or had objectives adverse, to those interests.

     This failure of process explains, at least in part, why the Ridgewood board did not observe its duty to assure that the repurchases were fair to the corporation and its minority shareholders. The transactions were the functional equivalent of Ridgewood (a) purchasing the control block of its own stock for $8 million and then (b) transferring the repurchased block to a single shareholder without receiving any consideration in return. The fiduciary duty implications of such a transaction should have been apparent had the board members straightforwardly acknowledged that they were about to approve a gratis transfer of corporate control to a single stockholder -- Walden -- and as a result, leave the minority stockholders worse off than they were before.(51)

     I therefore conclude that the repurchases are invalid for the additional reason that the defendants have not demonstrated that those transactions were

----------------
     (51) The corporation in which the minority stockholders were investors would have sold its only productive asset and would end up with $5 million in cash, a substantial portion of which would be subject to creditors' and dividend claims. Moreover, the likelihood that those shareholders would have an opportunity to liquidate their investment would be markedly lessened, because Ridgewood's new majority stockholder had strong financial incentives to remain in his control position and not put the Company up for sale.

entirely fair to Ridgewood or its minority stockholders. Having found the repurchases invalid on fiduciary duty grounds, I address the final issue, which is what should be the remedy?

C. THE APPROPRIATE REMEDY

     As previously noted, the plaintiff seeks rescission of the Triton transaction, and rescissory damages to remedy the Hesperus repurchase. Specifically in connection with the Triton repurchase, the plaintiff asks the Court (a) to order Triton to repay to Ridgewood the $8,042,420 cash and the Preferred Stock, plus all dividends paid thereon, that Triton received for its Ridgewood stock, and (b) to direct Ridgewood to reconvey the repurchased Ridgewood shares to Triton. To remedy the Hesperus repurchase, the plaintiff asks the Court to award rescissory damages in favor of Ridgewood and against the defendant directors for the $1,450,000 repurchase price, plus interest; and order Ridgewood to reconvey to those directors the shares repurchased from Hesperus. From the corporation's standpoint that latter remedy would amount, in functional terms, to a rescission of the Hesperus transaction except that it would substitute Ridgewood's directors (who never owned the shares) for Hesperus (which did own them but was never made a party to this lawsuit).

     The defendants respond that the plaintiff has failed to establish any entitlement to that relief, because rescission and rescissory damages would be factually and legally inappropriate in this case. Due to the passage of time, it is no longer feasible to rescind the Triton repurchase, especially since the plaintiff failed either to sue on a timely basis and request preliminary injunctive relief to halt the repurchases, or seek to expedite the proceedings to preserve rescission as a viable remedy. Moreover, defendants argue, rescission would be inequitable because although Triton's successor still holds the Ridgewood Preferred Stock issued to Triton in August 1994, a court-ordered return of that stock to Ridgewood would not restore the parties to the position they occupied at that time. The reason is that the cash paid to Triton in 1994 was distributed to Triton's stockholders in 1995, and Triton was acquired by another company in 1997. Because Triton's successor never enjoyed the benefit of the cash component of the stock repurchase price, defendants urge that it would be inequitable to compel it to repay cash it never received.

     The defendants urge that it would also be inequitable to award rescissory damages on account of the Hesperus repurchase. Rescissory damages must approximate as closely as possible the financial equivalent of rescission, and may be recovered only for a breach of the duty of loyalty. Here, defendants argue, the only person that financially benefited was Hesperus, which is not a party to this action and is not charged with any wrongdoing. To subject Stiska, Earley and Henderson to rescissory damages would be inequitable and inappropriate, because those defendants derived no personal benefit from, and were not unjustly enriched by, the repurchase transactions, and those gentlemen did not act in bad faith or engage in self dealing. Nor (defendants urge) did Walden benefit financially from the Hesperus repurchase or otherwise breach any duty of loyalty, because he pursued that transaction in good faith and not for his personal benefit.

     These contentions are now addressed.

     1. RESCISSION

     If it were feasible, the remedy that would be most responsive to, and curative of, the harm that was inflicted here is a complete rescission of the Triton and Hesperus repurchase transactions. A complete rescission would (1) undo the harm to the minority caused by Walden being installed in control and thereby in a position to dictate what opportunity (if any) the minority would have to realize on their investment, and (2) undo the harm done to Ridgewood by restoring the millions of dollars the Company expended to finance the repurchases. Thus, a total rescission would divest Walden of control and restore him to his original (6.9%) minority position, and would also restore the transaction purchase price to Ridgewood.

         Regrettably, however, complete rescission is not feasible in these circumstances. The Hesperus transaction cannot be rescinded because Hesperus is not a party to this lawsuit, nor is there any claim or evidence that Hesperus engaged in culpable conduct that would make it equitable to subject it to the rescission remedy.(52)

         As for the Triton repurchase, only a partial rescission is feasible at this time. Rescission requires that all parties to the transaction be restored to the status quo ante, i.e., to the position they occupied before the challenged transaction.(53) In this case, the only portion of the repurchase consideration that Triton (actually, its corporate successor) presently holds is the Ridgewood Series A Preferred Stock that was issued to Triton in 1994. The cash component of the purchase price was distributed by Triton to its shareholders in 1995, and thereafter Triton was acquired by the firm that now holds the Ridgewood Preferred Stock but never enjoyed the cash component of the total purchase price.




--------------------------
         (52) Hesperus owed no fiduciary or other duty to Ridgewood, and even though Mr. Foreman expressed his view of Walden's motive for repurchasing Hesperus's stock, there is no claim or evidence that Foreman (as Hesperus's agent) knowingly aided and abetted Walden's breach of duty.


         (53) Norton v. Poplos, Del. Supr., 443 A.2d 1, 4 (1982); In Re MAXXAM, Inc., Del. Ch., 659 A.2d 760, 775 (1995).

         The plaintiff argues that Triton's distribution of the cash in 1995 ought not to defeat the required rescission, because Triton's successor was on notice of plaintiff's rescission claim at the time it acquired Triton. Therefore, plaintiff contends, because the acquiring company assumed that potential liability, it is not unfair to hold the acquiring company liable to restore to Ridgewood the cash paid to Triton.

         I cannot agree, for two reasons. First, the record is bare of any evidence of what potential liabilities Triton's successor actually assumed or had notice of. The absence of such evidence leaves no solid foundation that could support a conclusion that it would be appropriate to order Triton's successor to repay to Ridgewood cash it never received. Moreover, any doubt on that score, is dispelled by the plaintiff's delay in prosecuting this action in a way that would have preserved a full rescission remedy. The Triton repurchase took place in August, 1994. This lawsuit was not brought until May, 1995. No effort was made to expedite the trial, which took place four years later, in an effort to preserve complete rescission as a viable remedy. A significant delay of that kind, without more, will normally make impractical any rescission of a corporate transaction, particularly one involving publicly traded securities.(54)

         For these reasons, the only Triton-related rescission remedy that can be granted is partial. That remedy would involve restoring to Ridgewood the Preferred Stock currently held by Triton's successor, which in turn would receive from Ridgewood, newly issued Ridgewood shares in an amount that would be equivalent in value to the Preferred Stock. The balance of the remedy must take the form of rescissory damages and other forms of equitable relief, for which reason I turn next to the rescissory damages question.

         2. RESCISSORY DAMAGES

         The plaintiff's request for a rescissory damages award against the defendant directors is also problematic, although for different reasons. To explain why, it becomes necessary to explore the troublesome character of rescissory damages, and also the differing levels of culpability of the four defendant directors.

         The traditional measure of damages is that which is utilized in connection with an award of compensatory damages, whose purpose is to compensate a plaintiff for its proven, actual loss caused by the defendant's wrongful conduct.


-------------------------

         (54) Ryan v. Tad's Enterprises, Inc., Del. Ch., 709 A.2d 682 (1996, aff'd, Del. Supr., 693 A.2d 1082 (1997); Patents Management Corp. V. O'Conner, Del. Ch., C.A. No. 7710, Walsh, V.C., Ltr. Op. At 6 (June 10, 1985) (rescission of a merger that occurred three years before was "not a feasible remedy given the length of time that has elapsed since the merger."); see Gaffin v. Teledyne, Inc., Del. Ch., C.A. No. 5786, Hartnett, V.C., Mem. Op. At 49 (Dec. 4, 1990).

To achieve that purpose, compensatory damages are measured by the plaintiff's "out-of-pocket" actual loss. Thus, where a merger is found to have been effected at an unfairly low price, the shareholders are normally entitled to out-of-pocket (i.e., compensatory) money damages equal to the "fair" or "intrinsic" value of their stock at the time of the merger, less the price per share that they actually received.

         Rescissory damages is an exception to the normal out-of-pocket measure. They are exceptional, because such damages are measured as of a point in time after the transaction, whereas compensatory damages are determined at the time of the transaction. As a consequence, rescissory damages may be significantly higher than the conventional out-of-pocket damages, because rescissory damages could include post-transaction incremental value elements that would not be captured in an "out-of-pocket" recovery.

         In Lynch v. Vickers Energy Corp., a corporate majority stockholder made a tender offer to acquire the minority interest in its subsidiary. Finding that the tender offer was misleading and a breach of the parent corporation's fiduciary duty of loyalty, the Supreme Court held that the shareholders would be entitled to rescissory damages measured by the value of the tendered shares as of the date of the trial on damages. In arriving at that result, the Court characterized rescissory damages as "the monetary equivalent of rescission ... which will, in effect, equal the increment in value that .... [the majority stockholder] enjoyed as a result of acquiring and holding the ... stock in issue."(55)

         Thereafter, in Weinberger v. UOP, Inc.,(56) and in Cede & Co. v. Technicolor, Inc.,(57) the Supreme Court expanded the universe of defendants against whom rescissory damages could be awarded, to include corporate directors found to have breached their fiduciary duties in approving a self dealing merger. That expansion generated several questions, which include: in what specific circumstances will it be an appropriate exercise of discretion to award rescissory damages? Should rescissory damages be awardable against directors who vote to approve the transaction but who did not benefit from it? If so, is the directors' state of mind relevant, i.e., does it matter if the directors acted (a) in bad faith, or (b) in good faith but without appropriate due care?

         These issues arose because of the problematic character of this form of money damage relief that potentially could include elements of value causally unrelated to the wrongdoing. In an article discussing rescissory damages in the


------------------------
         (55) Lynch v. Vickers Energy Corp., Del. Supr., 429 A.2d 497, 501, 505
(1981).

         (56) 457 A.2d at 714.

         (57) Del. Supr., 634 A.2d 345, 372 (1993).

context of the Lynch v. Vickers Energy case, Professor (now Dean) Daniel R. Fischel made the following observations:

                   The Delaware Supreme Court...focused...
                   on the difference between the value of
                   TransOcean's stock at the time of the tender
                   offer in October 1974 and the time of the
                   trial on damages in July 1978. The rationale
                   ...was to deprive defendant of any gains
                   obtained by its wrongful acquisition of the
                   additional TransOcean stock....

                   The obvious problem with attempting to
                   measure the gains obtained by comparing a price in 1974 with one in 1978 is that any changes that occur may be attributable to events having nothing to do with the challenged conduct. Inflation or falling interest rates may be responsible, the industry as a whole may have experienced an increase in demand for its products. There is simply no way to determine from comparing two stock prices two years apart what percentage, if any, of the gains experienced over such period are attributable to the event four years previous.(58)

         For this reason, and also because of the potentially devastating effect (from the directors' standpoint) of a rescissory damage award, there was a felt need to establish boundaries that would define more clearly the circumstances where that


----------------------------------
         (58) Daniel R. Fischel, The "Race to the Bottom" Revisited: Reflections on Recent Developments in Delaware's Corporation Law, 76 Nw. L. Rev. 913, 917
(1982).

remedy would be deemed equitably appropriate. Those boundaries have not yet been fully formulated, which is an important reason why this Court has been reluctant to award rescissory damages,(59) although in one recent case involving egregious conduct by a director, the Court has done so.(60)

         The most helpful boundary-defining decision to date is former Chancellor Allen's opinion in Cinerama, Inc. v. Technicolor, Inc.(61) There, the Chancellor located two theoretical foundations for the rescissory damages remedy: (i) principles of restitution and (ii) principles of trust law that permit a damage award against a trustee, to compensate the beneficiary for the harm resulting from the trustee's breach of trust. Under the restitutionary theory (of which Lynch v. Vickers is an example), rescissory damages may be awarded against a fiduciary who becomes unjustly enriched as a result of his wrongdoing. The measure of the damages, in those circumstances, is the amount of the unjust enrichment. Under the trust theory, however, the Court held that only where the fiduciary has engaged in self dealing (or, in the case of a trustee, has violated an express term of the


-----------------------------------
         (59) Donald J. Wolfe, Jr. and Michael A. Pittenger, Commercial and Corporate Practice in the Delaware Court of Chancery, 835-36 (LEXIS Law Publishing 1998).

         (60) Bomarko, Inc. et al v. International Telecharge, Inc. et al, Del. Ch., C.A. Nos. 13052 and 14727, Lamb, V.C., Mem. Op. at 47, n.9 (Nov. 4, 1999).

         (61) Del. Ch., 663 A.2d 1134 (1995), aff'd, Del. Supr., 663 A.2d 1156
(1995).

trust) would it be "deemed equitable to impose upon the trustee the risk of future fluctuations in the market value of the asset."(62)

         Chancellor Allen's scholarly analysis of the conceptual roots of the rescissory damages remedy, led him to conclude that rescissory damages should never be awarded as a remedy solely for a breach of a corporate director's duty of care. In order to be equitably appropriate, rescissory damages must redress an adjudicated breach of the duty of loyalty, specifically, cases that involve self dealing or where the board puts its conflicting personal interests ahead of the interests of the shareholders.

         The foregoing discussion is prologue to the next issue, which is: against which defendants (if any) is it appropriate to award rescissory damages? That question requires the Court to assess the levels of culpability of the four defendant-directors -- Earley, Stiska, Walden and Henderson.

         Rescissory damages are most clearly and appropriately awardable against Walden, who, as a result of his wrongful conduct, personally obtained a unique benefit paid for entirely with corporate assets. In terms of the Technicolor criteria, Walden (a) was unjustly enriched, (b) engaged in self-dealing, and (c) placed his


-------------------------
         (62) Lynch, 663 A.2d at 1146.

personal interests ahead of the interests of the minority shareholders. Therefore, on either restitutionary or trust/compensatory grounds, Walden is properly subject to a rescissory damage award.

         Two of the remaining three directors -- Stiska and Earley -- would also be, but for different reasons. Unlike Walden, Messrs. Stiska and Earley, were not unjustly enriched and they did not otherwise obtain a personal benefit at the shareholders' expense, as a consequence of the repurchases. Nor is there evidence that those two directors conspired with Walden, in the sense that they acted intentionally and in bad faith to enable him wrongfully to benefit at the corporation's expense. Nonetheless, in approving the repurchases, Earley and Stiska did violate their fiduciary duty of loyalty. Their sin was not one of venality, but, rather, of indifference to their duty to protect the interests of the corporation and its minority shareholders. Stated differently, because their primary loyalty was to the interest of their employer, Triton, in exiting Ridgewood, Stiska and Earley were willing to subordinate those interests to Walden's. The inevitable consequence was that Stiska and Earley gave priority to Triton's interest, and ignored their fiduciary obligation as Ridgewood directors to assure that all Ridgewood stockholders would be treated fairly.

         The fourth director, Mr. Henderson, is differently situated from the rest.

Henderson received no personal benefit from the repurchases, and he had no conflicting interest that would motivate him to act in other than what he believed to be the corporation's best interests. Nor is there evidence that Henderson acted in bad faith, i.e., deliberately to benefit Walden, Triton and Hesperus at the expense of the Ridgewood minority. At best, Henderson's belief that he was furthering the interests of all Ridgewood shareholders was misguided, and at worst, it was misinformed, i.e., was not the product of due care. But the absence of due care is not a legally sufficient ground to hold Henderson liable for rescissory damages,(63) and a misguided decision cannot subject Henderson to even compensatory damages. The business judgment rule shields directors from liability for good faith business decisions, even those that turn out to be mistaken.

         Accordingly, rescissory damages will be awarded against Walden, Earley and Stiska, but not Henderson. The final issue becomes: in what amount and what, if any, further relief is required?

         3. QUO VADIMUS?

         The Court has held that the remedy must include two elements: (i) a partial rescission of the Triton transaction, namely, the return of the Preferred Stock to


-------------------------------
         (63) Cinerama, 663 A.2d at 1134.

Ridgewood in exchange for the issuance to Triton of whatever number of Ridgewood shares that would be equivalent in value, and (ii) an award of rescissory damages, payable to Ridgewood, for which Walden, Stiska and Earley shall be jointly and severally liable.(64)

         That remedy structure poses two issues that must be resolved, but cannot on the present record. The first concerns the size of the rescissory damages award. If the measure of the damages award is the full repurchase price of Triton's and Hesperus's Ridgewood stock less the value of the (to-be-returned) Preferred Stock, such an award could cause the Company to be over-compensated, unless Walden, Stiska and Earley receive, in return, equivalent value in the form of Ridgewood stock. If that is the approach taken, the practical effect would be to order those three defendants to buy a large, if not controlling, block of Ridgewood shares. That result would generate, in turn, two additional problems: (1) determining what purchase price per share the defendants should pay for the Ridgewood stock and (2) if the result would be to leave Walden, Stiska and/or Earley in majority or working control of the Company and thus in a position to dictate how the newly-recovered damages award will be spent, assuring that the


-------------------------------
         (64) Such a damages award may generate crossclaims for indemnity and/or contribution among the individual defendants, as well as claims for indemnification against Triton's successor. None of those potential claims is addressed in this Opinion.

minority stockholders will enjoy the benefit of the derivative recovery that their legal counsel strived so hard to achieve.

         To address these problems, and undo the harm caused the minority by the defendants having installed Walden in control to begin with, the remedy must therefore include elements that go beyond a rescissory damages award. A mechanism that will limit Walden's (and the other defendants') ability to exercise their voting control may be needed. Or, if it is decided to allow the defendants to remain in control, it may be necessary and appropriate to impose protective conditions, such as (for example) requiring the defendants to cause Ridgewood to offer to repurchase the interest of the minority stockholders at a price equal to the greater of the 1994 repurchase price ($8 per share) or the current fair value of the Ridgewood stock.

         Other solutions that come to mind may also be appropriate. The point is that although the Court is able to determine some of the essential elements of the remedy at this stage, on the present record it cannot determine them all without further guidance from counsel. Accordingly, further proceedings will be necessary to determine what precise form the final decree will take.

                                 IV. CONCLUSION

         Counsel for the parties shall confer and submit an order providing for such other proceedings, including supplemental briefing, that will be required to determine the remedy that most appropriately implements the rulings made in this Opinion, and also to settle a final order.